Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration and related Prospectus of PPL Electric Utilities Corporation for the registration of debt securities and to the incorporation by reference therein of our report dated February 23, 2015, with respect to the consolidated financial statements of PPL Electric Utilities Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 23, 2015